EXHIBIT 23.2
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS
The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Current Report on Form 8-K of Concho Resources Inc. We hereby further consent to the incorporation by reference in this Current Report on Form 8-K and the Registration Statements on Form S-8 (File No. 333-145781) and Form S-3 (File No. 333-154737) filed by Concho Resources Inc. of information contained in our report setting forth the estimates of revenues from Concho Resources Inc.’s oil and gas reserves as of December 31, 2008.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ J. Zane Meekins, P.E.
Senior Vice President

Fort Worth, Texas
September 9, 2009